Exhibit 10.1

XEROX CORPORATION

OFFICER SEVERANCE PROGRAM

As Amended and Restated Effective March 11, 2024

Xerox Corporation established the Officer Severance Program (the “Program”) effective July 18, 2018. The Program is amended and restated, as set forth herein, effective March 11, 2024.

The Program is a severance pay plan within the meaning of Labor Regulations section 2510.3-2 that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA and Labor Regulations section 2520.104-24, designed to provide severance payments pursuant to section 401(a)(1) of ERISA to a select group of management or highly compensated employees upon involuntary termination of employment.

To the maximum extent possible, the Program is not intended to provide for any “deferral of compensation,” as defined in Code Section 409A and authoritative IRS guidance thereunder. Instead, the Program is intended to fall within the exceptions for “short-term deferrals,” as set forth in Treasury Regulations section 1.409A-1(b)(4), and “separation pay due to involuntary separation from service or participation in a window program,” as set forth in Treasury Regulations section 1.409A-1(b)(9)(iii), and it is further intended that Officer Severance shall be payable only upon an Eligible Officer’s “separation from service” under Treasury Regulations section 1.409A-1(h). For purposes of Treasury Regulations section 1.409A-2(b)(2)(iii), the right to each payment under the Program shall be treated as the right to a separate payment. The Program shall be interpreted and administered, to the extent possible, in accordance with these intentions.

ARTICLE I – DEFINITIONS

1.1 Definitions.

Whenever the following terms are used in the Program, with the first letter capitalized, they shall have the meanings specified below.

“Employer” shall mean the Company (as defined below) and, if applicable, any subsidiary or affiliate of the Company that employs the individual.

“Administrator” shall mean the Compensation Committee or its delegate for any Eligible Officer who is an officer as defined by Section 16 of the Securities Exchange Act of 1934, or who reports directly to the CEO, and shall mean the CEO or his delegate for any other officer.

“Base Salary” shall mean an Eligible Officer’s annualized gross base salary in effect as of his or her Severance Date excluding any overtime, bonuses or other supplemental compensation.

“Cause” shall mean (i) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement, (ii) any conduct which qualifies for “immediate discharge” under the Employer’s human resources policies as in effect from time to time, (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer, (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer, or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.

“CEO” shall mean the Company’s Chief Executive Officer.

“COO” shall mean the Company’s Chief Operating Officer.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Xerox Holdings Corporation, or its delegate.

“Company” shall mean Xerox Corporation and Xerox Holdings Corporation (together and severally) or any successor corporation thereof resulting from merger, consolidation, or transfer of assets substantially as a whole, to the extent the Program is assumed by or assigned to such successor.

“Detrimental Activity” shall include (i) violating terms of a non-compete agreement with the Employer, (ii) disclosing confidential or proprietary business information of the Employer to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Employer, (iii) violating any rules, policies, procedures or guidelines of the Employer, (iv) directly or indirectly soliciting any employee of the Employer to terminate employment with the Employer, (v) directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Employer, to reduce the level of business it does with the Employer, (vi) engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Employer, and (vii) being convicted of, or entry of a guilty plea with respect to, a felony, whether or not connected with the Employer.

“Eligible Officer” shall mean (i) the CEO, (ii) all officers of Xerox Corporation elected by the Board of Directors pursuant to Article IV, Section 3 of the By-Laws of Xerox Corporation, and (iii) any person who becomes such an officer after the date hereof, in each case, if such individual (a) satisfies the eligibility requirements set forth in Article II and (b) does not have a written agreement with the Employer entitling the individual to severance benefits upon separation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Officer Severance” shall mean the benefit, if any, payable pursuant to Section 3.1, except as otherwise provided in a written agreement between the Eligible Officer and the Employer.

“President” shall mean the Company’s President.

“Severance Date” shall mean the date that an Eligible Officer has a “separation from service,” as defined in Treasury Regulations section 1.409A-1(h) or any successor thereto.

“Termination For Good Reason” shall mean an officer’s termination of employment with the Company after they properly notify the Board in writing within ninety (90) days of the initial occurrence of any of the following circumstances and the Company does not remedy the circumstance within thirty (30) days of such notice, and following such thirty (30) day period, the officer delivers a notice of termination; provided that such circumstance occurs without the officer’s express written consent and during the term of this Agreement:

(a)	the material diminution of the officer’s authority, duties, or responsibilities; or

(b)

a material reduction in the officer’s annual base salary and/or annual target bonus, except that this clause (b) shall not apply to across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company; or

(c)

a material change in the geographic location at which an officer is required to be based (including, without limitation, the Company requiring the officer to relocate outside of the metropolitan area in which the officer was based, except for required travel on the Company’s business to an extent substantially consistent with the officer’s business travel obligation); or

(d)

the failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which the officer participates unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan.

ARTICLE II - ELIGIBILITY

2. Eligibility Requirements.

(a) An officer shall be eligible to receive Officer Severance only if such officer is an officer of Xerox Corporation elected pursuant to Article IV, Section 3 of the By-Laws of the Xerox Corporation.

(b)

(i) An officer shall be eligible to receive Officer Severance only if the Administrator determines that the officer was involuntarily terminated by the Employer for reasons other than for Cause. Involuntary termination shall include, but shall not be limited to, termination resulting from a reduction in force, a restructuring, or mutual agreement between the officer and the Employer.

(ii) Additionally, the CEO and the President and COO shall be eligible to receive Officer Severance if the Administrator determines that the CEO’s or President and COO’s termination is a Termination for Good Reason, as defined herein.

(c) An officer shall not be eligible to receive Officer Severance unless the officer executes a valid release of claims, a non-compete and non-solicitation agreement and any other document deemed appropriate by the Administrator in connection with the Eligible Officer’s severance (“Separation Documents”). In this case, an officer shall be entitled to Officer Severance only if both of the following requirements are satisfied no later than the date that is thirty (30) days after his or her Severance Date, or, if earlier, thirty (30) days after he or she first obtains a legally binding right to Officer Severance:

(i) the officer executes and delivers a valid release, as developed by the Company, of all claims against the Employer or any employees, directors, or agents of the Employer and any other Separation Documents required by the Administrator; and

(ii) the release and any other Separation Documents required by the Administrator becomes effective and irrevocable in accordance with its terms.

(d) An officer shall not be entitled to Officer Severance if his or her employment with the Employer is terminated for any reason other than as set forth in subsection (b) above, including but not limited to retirement, termination by the Employer for Cause, or death.

ARTICLE III - BENEFITS PAYABLE UNDER THE PROGRAM

3.1 Amount of Officer Severance.

(a) If the CEO is an Eligible Officer, the CEO shall receive a benefit equal to two times the CEO’s Base Salary.

(b) Any other Eligible Officer shall receive a benefit equal to one times the Eligible Officer’s Base Salary.

(c) The Eligible Officer shall be eligible to continue to participate in employee benefits plans (e.g. medical, dental and life insurance plans) offered by the Employer for similarly situated active employees while receiving Officer Severance under the Program, to the extent permitted by the Code and other applicable law.

(d) The Eligible Officer shall be eligible to receive a prorated bonus for the period of active service pursuant to the terms of the Employer’s short-term incentive plan.

(e) The Eligible Officer shall vest in and receive payment under his or her equity awards to the extent permitted under the applicable equity award agreements in effect at the time of termination.

(i) Notwithstanding (e) above, the Compensation Committee may determine, in its sole and absolute discretion, that the Eligible Officer shall be eligible to continue to vest in his or her equity awards (including, without limitation, stock options, restricted stock, restricted stock units and performance shares) under the Xerox Holdings Corporation Performance Incentive Plan (as such plan may be amended from time to time, and including any predecessor plan thereto), while receiving Officer Severance under the Program, to the extent permitted under the applicable equity award agreements and by the Code and other applicable law; and

(ii) to the extent permitted under the applicable equity award agreements and by the Code and other applicable law, Eligible Officers holding the offices of CEO or President and COO shall be eligible to continue to vest in their equity awards (including, without limitation, stock options, restricted stock, restricted stock units and performance shares) under the Xerox Holdings Corporation Performance Incentive Plan (as such plan may be amended from time to time, and including any predecessor plan thereto), through the full term of each award, with performance awards being paid at the completion of the award’s full performance period based upon actual performance, as approved by the Compensation Committee without Compensation Committee discretion.

3.2 Payment of Officer Severance.

(a) Except as provided in subsections (b) through (e) below, Officer Severance shall be paid in accordance with the Employer’s regular payroll practices for similarly situated active employees and shall be paid ratably over a period of one year (two years for the CEO) following the Eligible Officer’s Severance Date.

(b) Officer Severance payments shall not be made until the date the Separation Documents required pursuant to Section 2(c) become effective and irrevocable in accordance with their terms. Any payments that otherwise would have been made prior to such date shall be made as soon as practicable after the release and any other Separation Documents become effective and irrevocable, but not later than the fifteenth day of the third month following the date the Eligible Officer first obtained a legally binding right to Officer Severance.

(c) To the extent that Officer Severance payable to an Eligible Officer during the first six months following the Eligible Officer’s Severance Date exceeds two times the compensation limit described in Code section 401(a)(17) determined as of the Officer’s Severance Date, such excess amounts shall be paid on a ratable basis over all payments made on or after the six-month anniversary of the Eligible Officer’s Severance Date, or such other schedule as determined pursuant to a written agreement between the Eligible Officer and the Employer.

(d) Interest shall not be payable on any Officer Severance.

3.3. Detrimental Activity and Breach

Payments of Officer Severance to an Eligible Officer shall cease immediately upon a determination by the Administrator that such Eligible Officer engaged in Detrimental Activity, or breached the written agreement under which Officer Severance is provided to such officer under the Program.

3.4 Termination of Officer Severance Upon Re-employment.

The payment of Officer Severance to an Eligible Officer will terminate and any remaining benefits will be forfeited in the event that the Eligible Officer is subsequently re-employed by the Employer before he or she receives the full Officer Severance to which he or she is entitled under the Program.

ARTICLE IV - PLAN ADMINISTRATION

4.1 Powers and Duties of the Administrator.

The Administrator shall be the Plan Administrator, as defined in Section 3(16)(A) of ERISA. The Administrator shall enforce the Program in accordance with its terms, and shall be charged with the general administration of the Program. In accordance with Section 4.2, the Administrator shall have all powers and duties necessary to accomplish its purposes. The Administrator may delegate any or all of its duties under the Program.

4.2 Manner of Administering.

The Administrator shall have full discretionary authority and the exclusive right to construe and interpret the terms and provisions of the Program and to carry out its other powers and duties, and to determine any and all questions arising under the Program or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision. The actions, interpretations or constructions of the Administrator shall be final, binding, and conclusive on all parties, including but not limited to the Employer and any Eligible Officers, and shall be given the maximum possible deference allowed by law.

ARTICLE V - AMENDMENT AND TERMINATION

5.1 Amendments and Termination.

The term of the Program shall expire on December 31,2026. Upon the expiration of the original term, the Program shall be automatically renewed each January 1 for a one (1) year period unless, at least thirty (30) days prior to the January 1 renewal date, the Company notifies Eligible Officers of its intent to terminate the Program. In the event that the Program terminates, no Eligible Officer shall have any claim against any of the assets of the Employer.

The Chief Human Resources Officer of the Company shall have the power to amend the Program at any time solely to the extent necessary to ensure compliance with applicable law or effectuate the legal intent of the Program, including the intent that the Program constitute a severance pay welfare benefit plan under Labor Regulations section 2510.3-2(b)(ii), and that no payment under the Program would constitute deferred compensation within the meaning of Code section 409A. Any other amendment shall require approval by the Administrator.

Any amendment shall be in writing and effective in the manner and at the time therein set forth, and the Company and all Eligible Officers and others shall be bound thereby.

ARTICLE VI - MISCELLANEOUS

6.1 Limitation of Eligible Officers’ Rights.

(a) Payments made under the Program shall not give any employee the right to be retained in the employ of the Employer or any right or interest under the Program other than as herein provided. The Employer reserves the right to dismiss any employee without any liability for any claim against the Employer. Inclusion under the Program will not give any Eligible Officer any right to claim any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Program. An Eligible Officer shall not have any recourse towards satisfaction of such benefit becoming fixed under the terms of the Program from other than the general assets of his or her Employer.

(b) Payments made under the Program shall not give any employee the right to any benefits provided only to employees retained in the employ of the Employer. Except as may otherwise be required by law or set forth specifically in such plans or in an agreement between the Employer and the Eligible Officer, such benefits shall be terminated as of the employee’s Severance Date.

6.2 Unsecured General Creditor.

All Eligible Officers and their heirs, successors, assigns and personal representatives shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Employer with respect to benefits payable under the Program. No assets of the Employer shall be held under any trust, or held in any way as collateral security for the fulfillment of the obligations of the Employer under the Program. The Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Program shall be merely that of an unfunded and unsecured promise to pay money in the future, and the rights of all Eligible Officers shall be no greater than those of unsecured general creditors.

6.3 Non-Duplication of Benefits.

Benefits payable under the Program are in lieu of, and not in addition to, any other severance, separation, change in control or similar type of benefit payable under a severance, separation, change in control or similar plan, policy, agreement or arrangement of the Employer, including any such benefits payable by the Employer under a labor agreement or by operation of law. Accordingly, notwithstanding any provision of the Program to the contrary, benefits payable under the Program will be reduced and forfeited by the amount of benefits payable under any and all such other plans, policies, agreements or arrangements or by operation of law.

6.4 Withholding.

There shall be deducted from each payment under the Program all taxes that are required to be withheld by the Employer with respect to such payment. The Employer shall have the right to reduce any payment by (i) the amount of cash sufficient to provide the amount of said taxes, and (ii) an amount of cash equal to the amount of any contributions that the Eligible Officer has elected to make to any medical, welfare, or retirement plan maintained by the Employer in accordance with the terms and provisions of those plans.

6.5 Restriction Against Alienation.

None of the benefits, payments, proceeds or claims of any Eligible Officer shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Eligible Officer have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Program. Notwithstanding the above, benefits which are in pay status may be subject to a garnishment or wage assignment made pursuant to a court order, or a tax levy.

6.6 Governing Law.

The Program shall be construed, administered, and governed in all respects under applicable federal law, and to the extent that federal law is inapplicable, under the laws of the State of New York provided, however, that if any provision is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with the Program being a “top hat” welfare benefit plan within the meaning of Section 3(1) of ERISA and Labor Regulations section 2520.104-24. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

Any action in connection with the Program may be brought only in Federal District Court in Monroe County, New York, and must be commenced within one year after the cause of action accrues.

6.7 Headings, etc., Not Part of Agreement.

Headings and subheadings in the Program are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

6.8 Instrument on Counterparts.

The Program may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.

6.9 Correction of Errors.

If the Administrator determines, in its sole discretion, that the Program has made an overpayment to any individual, the Administrator may recover the amount of the overpayment by requiring the payee to return the excess payments to the Program, reducing any future Program payments to the payee, or any other method deemed reasonable by the Administrator.

If the Administrator determines, in its sole discretion, that the Program has made an underpayment to any individual, the Administrator may correct the underpayment by making a lump-sum payment to the payee, increasing any future Program payments to the payee, or any other method deemed reasonable by the Administrator.

6.11 Claims and Issues.

From time to time, claims or issues may arise that involve the Program. The resolution, settlement or adjudication of these claims or issues may result in an agreement or order that is not expressly contemplated under the Program document, including the payment of benefits which differ from the amounts generally payable under the Program. Any such agreements and orders will be respected to the extent that, as determined in the sole discretion of the Administrator, they do not violate any applicable statute, government regulation or ruling.

6.12 Entire Agreement

This Program contains the entire agreement and understanding with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, consents, agreements and writings with respect to matters covered by this Program.

6.13 Construction.

As used in the Program, the masculine gender shall include the feminine and the singular may include the plural, unless the context clearly indicates to the contrary.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed by its duly authorized officer on the date indicated below.

XEROX CORPORATION

/s/ Flor Colon
Executive Vice President,
Chief Legal Officer and Corporate
Secretary

March 11, 2024